EXHIBIT 23.2



                               May 20, 1998


                         CONSENT OF LEGAL COUNSEL


Prestige Financial Corp.
One Royal Road
P.O. Box 2480
Flemington, New Jersey  08822

Dear Sirs:

     We consent to the use in the Form S-8 Registration Statement of Prestige Financial Corp. (the "Corporation"), to be filed on or about May 20, 1998, relating to the registration of shares under the Corporation's 1994 Stock Option Plan for Senior Management and 1994 Stock Option Plan for Outside Directors, of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel" in the Registration Statement.

                             Sincerely yours,

                             ROTHGERBER JOHNSON & LYONS LLP